Exhibit 10.1
February 28, 2006
James L. Lambert
9811 West Charleston #2-459
Las Vegas, NV 89117
Dear Jim:
This letter (the “Agreement”) sets forth the terms of your resignation as an employee of, and your continuing consulting relationship with, Dot Hill Systems Corp. (the “Company”).
     1. Separation. You hereby resign from the positions of Chief Executive Officer, member of the Board of Directors and all other positions with the Company or any of its affiliates, and the Company hereby accepts such resignation, effective as of March 1, 2006 (the “Separation Date”).
     2. Accrued Salary And Vacation. On or prior to the Separation Date the Company shall pay to you all accrued and unpaid salary and all accrued and unused vacation earned through the Separation Date, less required and designated payroll deductions and withholdings. You were entitled to these payments regardless of whether you sign this Agreement.
     3. Stock Option Vesting Acceleration. In exchange for the promises and covenants set forth herein, the Company agrees that the vesting applicable to each outstanding option to purchase shares of the Company’s common stock issued pursuant to the Company’s 2000 Amended and Restated Equity Incentive Plan (the “Plan”) and held by you as of the Separation Date (the “Options”) shall be immediately accelerated in full as of the Separation Date and that the Options shall thereupon become exercisable in full in accordance with their terms without regard to any vesting restrictions referred to therein.
     4. Consulting Agreement. You agree to serve as a consultant to the Company under the terms specified below.
          (a) Consulting Period. Your service as a consultant hereunder shall commence concurrently with the effectiveness of your resignation as an employee of the Company and end on the earlier of March 1, 2009 or termination of your Consulting Services (defined below) pursuant to paragraph 4(h) below (the “Consulting Period”).
          (b) Consulting Services. During the Consulting Period you agree to provide general business consulting to the Company (the “Consulting Services”). You agree to make yourself available to provide Consulting Services for not less than thirty (30) calendar days per year during the Consulting Period, as reasonably requested by the Company’s Chief Executive Officer (the “CEO”) and at times reasonably acceptable to you. You agree to exercise the highest degree of professionalism and utilize your expertise and talents in performing the Consulting Services.

          (c) Consulting Fees; Expenses. In exchange for the promises and covenants set forth herein, during the Consulting Period the Company will pay you, or your designee, consulting fees in the amount of $16,666.66 per month (the “Consulting Fees”), paid monthly on the last day of each month. The Company will also reimburse you for all business expenses reasonably incurred during the Consulting Period in connection with any Consulting Services pursuant to its established expense reimbursement policy.
          (d) Stock Options. The Company acknowledges and agrees that, in accordance with the Plan, your Options shall continue to remain exercisable pursuant to their terms during the Consulting Period.
          (e) Office Equipment and Services. The Company shall provide the following office equipment for your use during the Consulting Period: laptop computer, cellular telephone and Blackberry. In addition, the Company will maintain your Company email account and reimburse you for the reasonable costs incurred to maintain Internet services at your home during the Consulting Period. The Company also agrees to provide you with a temporary office and secretarial assistance during such times that you are performing the Consulting Services on Company premises.
          (f) Independent Contractor Status. You agree that during the Consulting Period (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not withhold or make payments for state or federal income tax or social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. With respect to the Consulting Fees, the Company will not make any withholdings or deductions, and will issue you a form 1099. You shall be responsible for all taxes with respect to the Consulting Fees. You understand that except as provided in this Agreement, you will not be entitled to receive any of the benefits the Company provides to its employees generally. You will have no responsibilities or authority as a consultant to the Company other than as provided in this Agreement. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company’s CEO, in writing, to do so.
          (g) Non-Competition. Except with the prior written consent of the Company’s Board of Directors, you agree that during the Consulting Period you will not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company. During the Consulting Period, you also agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
          (h) Termination of Consulting Services.
               (i) Termination Upon Change Of Control. In the event of a Change of Control (defined below), the Consulting Period shall terminate effective upon the date of the consummation such Change of Control. If the Consulting Period shall be terminated in the event of a Change of Control, then the Company shall pay to you or your designee the cash equivalent of all remaining unpaid Consulting Fees that would have been paid to you had your Consulting Services continued uninterrupted through March 1, 2009, payable in a lump sum within ten (10) days after such termination. “Change of Control” shall be defined as (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) immediately following the consolidation, merger or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred.
               (ii) Voluntary Termination. You shall have the right to terminate your Consulting Services under this Agreement at any time for any reason (or no reason), with or without cause, upon written notice thereof to the Company. If you terminate your Consulting Services pursuant to the foregoing sentence, then the Company shall pay to you or your designee the cash equivalent of all remaining unpaid Consulting Fees that would have been paid to you had your Consulting Services continued uninterrupted through March 1, 2009, payable in a lump sum within ten (10) days after such termination.
               (iii) Termination for Death or Disability. The Consulting Period shall terminate effective upon the date of your death or Complete Disability (defined below). If the Consulting Period shall be terminated by your death or Complete Disability, the Company shall pay to you, your designee, and/or your heirs the cash equivalent of all remaining unpaid Consulting Fees that would have been paid to you had your Consulting Services continued uninterrupted through March 1, 2009, payable in a lump sum within ten (10) days after such termination. “Complete Disability” shall mean your inability to perform the Consulting Services because you have become permanently disabled by reason of any incapacity, physical or mental, that prevents you from satisfactorily performing the Consulting Services for the Company for a period of at least ninety (90) days during any 12 month period (whether or not consecutive).
               (iv) Involuntary Termination by the Company. The Company shall be entitled to terminate your Consulting Services under this Agreement upon your material breach of any material provision of this Agreement. Upon any termination of your Consulting Services by the Company in accordance with the previous sentence, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination and the Company shall thereafter have no further obligations to you under this Agreement.

     5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA premiums during the period beginning on the Separation Date and ending on February 28, 2009 to the maximum extent permissible under federal and state law.
     6. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.
     7. Expense Reimbursements. You agree that within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement with respect to your Company employment. The Company will reimburse you for these expenses pursuant to its regular business practices.
     8. Return Of Company Property. You agree that, except as provided in paragraph 4(e), within thirty (30) days after the Separation Date you sign this Agreement, you will return to the Company all Company documents and other Company property in your possession or control, including, but not limited to files, notes, memoranda, correspondence, agreements, notebooks, records, reports, tangible property and equipment; provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents, equipment and/or information reasonably necessary to perform the Consulting Services, all of which documents, equipment and information you must return to the Company within thirty (30) days after the expiration of the Consulting Period.
     9. Proprietary Information Obligations; Consulting Services Work Product. During and after your consulting relationship with the Company, you agree to abide by your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, including your agreement not to use or disclose any of the Company’s confidential or proprietary information except as expressly authorized by the Company. During the Consulting Period, you may receive and/or develop additional confidential and proprietary information relating to the Company’s business practices, strategies and products (collectively, the “Information”). You acknowledge the confidential and secret character of the Information, and agree that the Information is the sole, exclusive and valuable property of the Company, and agree not to use, disclose or reproduce any of the Information without the prior written consent of the Company, except in the performance of your authorized Consulting Services. Upon the termination of the Consulting Period or upon the Company’s earlier request, you agree to cease using and to return to the Company all whole and partial copies, reproductions, and derivatives of the Information, whether in your possession or under your direct or indirect control. You further agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in your performance of the Consulting Services shall be the sole and exclusive property of the Company and you hereby assign to the Company all rights, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.
     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill Securities and Exchange Commission or other standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
     11. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph 11 shall release the Company from any obligations it may have pursuant to this Agreement or your Options.
     12. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement; provided, however, that notwithstanding any other provision of this Agreement, in the event you revoke the ADEA Waiver during such seven (7) day period, the Consulting Period shall thereupon terminate immediately, the Company will pay you only those Consulting Fees earned and expenses incurred through and including the effective date of such termination and the Company shall thereafter have no further obligations to you under this Agreement. Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately and not revocable.
     13. Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
     14. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
     15. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.
Sincerely,

Dot Hill Systems Corp.

By:	/s/ Charlie Christ

Charlie Christ
Chairman of the Board
I have read, understand and agree fully to the foregoing Agreement:

/s/ James L. Lambert

James L. Lambert

Date: March 2, 2006